EXHIBIT 10.16

AWARD AGREEMENT AND STOCK POWER

Under the

Deltic Timber Corporation

2002 Stock Incentive Plan

PERFORMANCE BASED RESTRICTED STOCK

Company:	Deltic Timber Corporation
210 East Elm Street
El Dorado, Arkansas 71730

Participant:	__________________________________________

__________________________________________

__________________________________________

Grant Date:	__________________________________________

Award:	The Award of Performance Based Restricted Stock granted pursuant to this Award Agreement

Performance Based Restricted Stock:	Shares of Corporation’s Common Stock subject to the Contingencies and Restrictions set forth in this Award Agreement

Plan:	Deltic Timber Corporation 2002 Stock Incentive Plan

Contingency and Restriction Period:	The four-year period ending on the fourth anniversary of the Grant Date, or at such earlier date as specified in Exhibit 1 to this Award Agreement.

AGREEMENT

Company and Participant agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Award Agreement have the meanings given them in Section 7 of Exhibit 1 to this Award Agreement, which is incorporated herein.

2. Grant of Performance Based Restricted Stock. Subject to the terms and conditions of the Plan and this Award Agreement, including Exhibit 1, effective as of the Grant Date set forth above, Company grants to Participant an Award for the number of shares of Performance Based Restricted Stock specified above.

3. Contingencies and Restrictions. Participant acknowledges that the Performance Based Restricted Stock is subject to the Contingencies and Restrictions and all the terms and conditions set forth in this Award Agreement, including Exhibit 1 hereto.

4. Federal Tax Elections. Participant agrees to notify Company promptly if Participant makes an election under Code Section 83(b) with respect to the Performance Based Restricted Stock.

5. Certificate. Participant agrees that the Certificate for the Performance Based Restricted Stock, together with an executed counterpart of this Award Agreement and Stock Power, will be held by Company until the expiration of the Contingency and Restriction Period with respect to this Award.

STOCK POWER

Effective as of the Grant Date, Participant assigns and transfers to Company the shares of Performance Based Restricted Stock evidenced by the Certificate and appoints Computershare Investor Services as attorney-in-fact to transfer the stock on the books of the Company, with full power of substitution. Although Participant may become the owner of the Performance Based Restricted Stock, Company will hold the Certificate and this Stock Power during the Contingency and Restriction Period described in the Award Agreement. Upon expiration of the Contingency and Restriction Period and if all stated contingencies are met and/or waived by the Committee, Company will return this Stock Power to Participant, together with a new, unrestricted, certificate for the Performance Based Restricted Stock.

Company:	DELTIC TIMBER CORPORATION

By

Its

Participant:

EXHIBIT 1

To

Award Agreement and Stock Power for

Performance Based Restricted Stock

This Award Agreement evidences the grant of an Award for shares of Performance Based Restricted Stock to Participant under the Plan.

Capitalized terms are defined in Section 7 of this Exhibit 1.

1. Shares of Performance Based Restricted Stock; Adjustment

In the event of a declaration of a stock dividend or a stock split (whether effected as a dividend or otherwise) by the Company where the record date for such dividend or stock split is after the Grant Date, the number of shares of Performance Based Restricted Stock automatically will be adjusted proportionately to reflect the effect of such dividend or stock split. The number of shares of Performance Based Restricted Stock will not be adjusted to reflect cash dividends paid with respect to Company’s common stock during the Contingency and Restriction Period.

2. Terms of Award

This Award is subject to all the provisions of the Plan and to the following terms and conditions:

2.1 Performance Based Restricted Stock. Subject to the Contingencies and Restrictions set forth in this Section, the Company has granted the Performance Based Restricted Stock to Participant as of the Grant Date as set forth on the Award Agreement and Stock Power.

2.1.1 Contingencies and Restrictions During Contingency and Restriction Period. During the Contingency and Restriction Period:

(a) Contingencies. The Performance Based Restricted Stock under this Award will only vest if certain performance contingencies are met, and the amount of shares may differ from the number of shares listed in the Award. For any shares to vest, the total stockholder return of the Company during the applicable Contingency and Restriction Period must equal 80 percent of the total return of the S&P Forest and Paper Products Index. If the Company’s total stockholder return is equal to 80 percent of the total return of the S&P Forest and Paper Products Index at the conclusion of the applicable Contingency and Restriction Period, then one half, or 50 percent of the amount of Performance Based Restricted Stock listed in this Award will vest to the Participant. If the Company’s total stockholder return is equal to 100 percent of the total return of the S&P Forest and Paper Products Index at the conclusion of the applicable Contingency and Restriction Period, then all, or 100 percent of the amount of Performance Based Restricted Stock listed in this Award will vest to the Participant. If the Company’s total stockholder return is equal to or greater than 130 percent of the total return of the S&P Forest and Paper Products Index at the conclusion of the applicable Contingency and Restriction Period, then twice, or 200 percent of the amount of Performance Based Restricted Stock listed in this Award will vest to the Participant. If the Company’s total stockholder return is between 80 percent and 130 percent of the total return of the S&P Forest and Paper Products Index, then the amount of Performance Based Restricted Stock will be determined by interpolation.

(b) Nontransferable. Participant may not sell, assign, pledge, or otherwise transfer or encumber the Award or the Performance Based Restricted Stock subject to the Award. Neither this Award nor the shares of Performance Based Restricted Stock are transferable other than by will or the laws of descent and distribution. No assignment or transfer of the Award or the Performance Based Restricted Stock in violation of the foregoing restriction, whether voluntary, involuntary or by operation of law or otherwise, except by will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right whatsoever, but immediately upon any attempt to assign or transfer the Award or the Performanced Based Restricted Stock, the Award will terminate and be of no force or effect. Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executor, administrator, or the person or persons to whom this Award or the Performance Based Restricted Stock may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person or persons.

(c) Forfeiture. Subject to Section 2.3 hereof and unless the Participant has an employment agreement to the contrary, in the event Participant ceases to be an Employee of an Employer prior to the expiration of the Contingency and Restriction Period, Participant will immediately and automatically forfeit all shares of Performance Based Restricted Stock subject to the Award, the Performance Based Restricted Stock will automatically revert to the Company, and Participant will cease to have any rights as a stockholder with respect to such Performance Based Restricted Stock.

2.1.2 Rights During Restriction Period. During the Contingency and Restriction Period, Participant will have (except as expressly provided in Section 2.1.1) all the rights of a stockholder with respect to the Performance Based Restricted Stock, including without limitation the right to exercise all voting rights with respect to the Performance Based Restricted Stock and the right to receive cash dividends with respect to the Performance Based Restricted Stock. Stock dividends issued with respect to Performance Based Restricted Stock will be treated as additional shares of Performance Based Restricted Stock covered by the Award and will be subject to the same Contingencies and Restrictions set forth herein. Any cash dividend payment will be made in a single lump sum and paid no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

2.1.3 Stock Certificates. Certificates for shares of Performance Based Restricted Stock subject to this Award Agreement will be issued in Participant’s name and held by the Company, together with an executed counterpart of the Award Agreement and Stock Power, until the Contingencies and Restrictions are met at the expiration of the applicable Contingency and Restriction Period or until the Performance Based Restricted Stock is forfeited as provided in Section 2.1.1(c). During the Contingency and Restriction Period, each certificate for shares of Performance Based Restricted Stock will bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS, INCLUDING POTENTIAL FORFEITURE, AND ARE ISSUED PURSUANT TO THE DELTIC TIMBER CORPORATION 2002 STOCK INCENTIVE

PLAN, AND SHALL NOT BE ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF BY THE NAMED HOLDER, WHETHER BY OPERATION OF LAW OR OTHERWISE, PRIOR TO REMOVAL OF APPLICABLE RESTRICTIONS BY THE ISSUER HEREOF.

Certificates for shares of Performance Based Restricted Stock may also bear any other restrictive legends required by law or any other agreement.

2.2 Settlement of Award.

2.2.1 General. Upon the Vesting of shares of Performance Based Restricted Stock under this Award due to meeting all applicable contingencies and expiration of the Contingency and Restriction Period, this Award will be settled on a settlement date as soon as practicable after the end of the Contingency and Restriction Period, but in any event not later than the end of the calendar year in which falls the end of the Contingency and Restriction Period or the 15th day of the third month following the end of such period, if later, by the delivery to Participant of a new stock certificate for the Vested shares of stock subject to the Award issued in Participant’s name, without the legend described in Section 2.1.3, together with the Performance Based Restricted Stock Award Agreement and Stock Power previously held by the Company.

2.2.2 Lapse of Restrictions. Upon settlement of the Award pursuant to Section 2.2.1, the stock subject to the Award will no longer be subject to the Restrictions.

2.3 Employment Requirement; Accelerated Vesting.

2.3.1 General. Except as otherwise expressly provided in Sections 2.3.2, 2.3.3 or 2.3.4, if Participant ceases to be an Employee for any reason prior to the end of the Contingency and Restriction Period, this Award will be canceled and Participant will forfeit the Performance Based Restricted Stock as provided in Section 2.1.1(c) and this Award will be cancelled and Participant will not receive any other payment with respect to this Award.

2.3.2 Death or Disability. In the event Participant dies or terminates Employment by reason of Disability prior to the end of the Contingency and Restriction Period, the Award and the Performance Based Restricted Stock will be reduced to an amount reflecting the number of months from the Grant Date to the date of death or disability over 48, and may vest on such prorated basis at the end of the Contingency and Restriction Period, if all applicable contingencies have been met.

2.3.3 Retirement. In the event Participant elects to retire at normal retirement time and such termination of employment is prior to the end of the Contingency and Restriction Period, the Performance Based Restricted Stock will be reduced to an amount reflecting the number of months from the Grant Date to the date of retirement over 48, and may vest on such prorated basis at the end of the Contingency and Restriction Period, if all applicable contingencies have been met.

2.3.4 Change in Control. Upon the occurrence of a Change in Control prior to the end of the Contingency and Restriction Period, a calculation to determine if the contingency relating to the Company’s total stockholder return compared to the total stockholder return of the companies that comprise the S&P Forest and Paper Products Index will be performed as of the date of the change in control event as described in Section 2.1(a) hereof, and if the contingency has been met, the Award and the amount of Performance Based Restricted Stock resulting from such calculation will automatically become 100% vested as of the Change in Control.

2.4 Reimbursement. If or to the extent the accelerated Vesting of the Award in connection with a Change in Control pursuant to Section 2.3.4 results in an “excess parachute payment” within the meaning of Section 280G of the Code, the Company will reimburse Participant, on an after-tax basis, for any excise tax imposed by Section 4999(a) of the Code that is directly attributable to such accelerated delivery. The reimbursement shall be made in a single lump sum payment and shall be paid not later than the end of the calendar year in which the Change in Control occurs or, if later, the 15th day of the third month following the month in which the Change in Control occurs.

2.5 Tax Gross Up. Upon Vesting of an Award, the Company will pay to Participant an amount equal to 50 percent of the value of the Award at Vesting to be applied on Participant’s behalf to federal and state income taxes and payroll taxes. The payment shall be made in a single lump sum payment and shall be paid not later than the end of the calendar year in which the Participant vests in the Award or, if later, the 15th day of the third month following the month in which the Participant vests in the Award.

2.6 Other Documents. Participant will be required to furnish the Company such other documents or representations as the Company may require to assure compliance with applicable laws and regulations as a condition of the Company’s obligation to settle this Award.

3. Taxes; Tax Election

3.1 Withholding Taxes.

3.1.1 General. Notwithstanding Section 2.5 above, Participant acknowledges that Participant is responsible for payment of all federal, state, and local withholding taxes and Participant’s portion of all applicable payroll taxes imposed in connection with (i) the grant of the Award and the Performance Based Restricted Stock, (ii) the Vesting of the Performance Based Restricted Stock, (iii) an election by Participant under Code Section 83(b) with respect to this Award, and/or (iv) payment by Company of dividends with respect to the Performance Based Restricted Stock during the Contingency and Restriction Period (collectively, the “Applicable Taxes”). Company’s obligation to issue unrestricted stock in settlement of the Award is expressly conditioned on Participant’s making arrangements satisfactory to Company, in its sole and absolute discretion, for the payment of all Applicable Taxes.

3.1.2 Method of Payment. Participant may pay to Company (in cash or by check) an amount equal to the Applicable Taxes. In the event that Participant does not submit payment of the entire amount of Applicable Taxes, Participant expressly authorizes Company, in its sole and absolute discretion, (a) to withhold all or a portion of the remaining balance of the Applicable Taxes from other amounts payable in cash (as compensation or otherwise) by Company or any Employer to Participant, and/or (b) to withhold a number of unrestricted shares (thus reducing the number of unrestricted shares to be issued to Participant) having a fair market value (as of the date the Award is settled) equal to the remaining balance of the Applicable Taxes.

3.2 Effect of Tax Election. In the event Participant makes a timely election under Code Section 83(b) with respect to this Award, the Performance Based Restricted Stock will be deemed (for income tax purposes) to be transferred to Participant effective as of the Grant Date (and any obligation for withholding tax liability imposed by subsequent changes in tax laws would be due as of the Grant Date). However, such an election will not affect the Contingencies and Restrictions or terminate the Contingency and Restriction Period for the Award.

4. Conditions Precedent

The Company will use its best efforts to obtain approval of the Plan and this Award by any state or federal agency or authority that the Company determines has jurisdiction. If the Company determines that any required approval cannot be obtained, this Award will terminate on notice to Participant to that effect. Without limiting the foregoing, the Company will not be required to issue any certificates for Performance Based Restricted Stock, or any portion thereof, until it has taken all action required to comply with all applicable federal and state securities laws.

5. Successorship

Subject to restrictions on transferability set forth in Section 2.1.1(b) and 2.6, this Award Agreement will be binding upon and benefit the parties, their successors and assigns.

6. Notices

Any notices under this Award Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of the Company’s Secretary or to such other address as a party may certify by notice to the other party.

7. Defined Terms

When used in this Award Agreement, the following terms have the meaning specified below:

Change in Control of the Company shall have the same meaning as set forth in the Plan, which definition is incorporated herein by reference.

Committee means the Executive Compensation Committee of the Board of Directors of the Company.

Contingency and Restriction Period means the period commencing on the Grant Date for the Award and ending on the first to occur of:

(a) The expiration of the period specified on the cover page to this Award Agreement; or

(b) A Change in Control of the Company.

Contingencies and Restrictions mean the provisions of Section 2.1 that govern the Award and the shares of Performance Based Restricted Stock during the Contingency and Restriction Period.

Disability means the condition of being permanently unable to perform Participant’s duties for an Employer by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

Employee and Employment both refer to service by Participant as a full-time or part-time employee of an Employer, and include periods of illness or other leaves of absence authorized by an Employer. A transfer of Participant’s Employment from one Employer to another will not be treated as a termination of Employment.

Employer means the Company or a Subsidiary of the Company.

Grant Date shall mean the date of the Committee’s award as set forth in the Award Agreement and Stock Power.

Performance Based Restricted Stock means the number of shares of Performance Based Restricted Stock that may upon satisfaction of all applicable contingencies and expiration of applicable Contingency and Restriction Period become issuable to Participant pursuant to this Award.

Termination Date means the date Participant ceases to be an Employee.

Vest or Vesting means, with respect to this Award, the time when the Participant’s Performance Based Restricted Stock is no longer subject to forfeiture, and all applicable contingencies have been met.

Voting Securities means the Company’s issued and outstanding securities ordinarily having the right to vote at elections of directors.

Capitalized terms not otherwise defined in this Award Agreement have the meanings given them in the Plan.

8. Except for action adverse to Participant’s economic interest, the Committee may in its discretion at any time modify, amend, or suspend their Award Agreement and Stock Power or any part hereof.